Scientific Games Reports Second Quarter 2015 Results

-- Ahead of Schedule on Implementing Identified Cost Savings and Firmly Focused on Revenue Growth --

-- Progress from Rapid Integration Expected to be Favorably Reflected in Second Half of 2015 --

LAS VEGAS, Aug. 3, 2015 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games" or the "Company") today reported results for the second quarter ended June 30, 2015.

"Throughout the second quarter we made further significant progress on implementing our key initiatives targeting revenue growth opportunities, advancing our comprehensive integration efforts and implementing our planned cost savings," said Gavin Isaacs, Scientific Games' President and Chief Executive Officer. "We have heightened our focus on innovation to take advantage of the unique value proposition we can deliver to drive growth for our customers, and we're looking forward to a strong showing next week at the Australia Gaming Expo, and demonstrating our entire portfolio of innovative solutions in the next two months at the Global Gaming Expo ("G2E™") and National Association of State and Provincial Lotteries ("NASPL") conference.

"In this regard, our recent new product introductions have been well received, including our Friends™ and The flintstones™ participation games and our WMS-branded s32 hybrid slant slot cabinet," continued Isaacs. 'We've launched the Shuffle Master Classic national tournament at more than 200 U.S. casinos, attracting thousands of players. Elsewhere, following the successful premiere season of the MONOPOLY MILLIONAIRES' CLUB™ TV game show, the show's second season syndication run is scheduled to begin next month. Also, we've achieved great traction in the commercialization of our SG Universe suite of interactive products, including signing agreements for 14 additional properties in the second quarter.

"Our focus on accelerating revenue growth is balanced with our commitment to deliver the realization of anticipated cost savings that will drive expected further enhancement of operating margin and cash flow in the second half of 2015 and beyond," Isaacs added. "Our cost savings progress is reflected in the year-over-year and quarterly-sequential improvement in AEBITDA and AEBITDA margin. By July 31, 2015, we had implemented $184 million in Bally-related annual cost savings and, as a result of accelerating actions originally planned for 2016 into 2015, we are raising our first-year target from $188 million of cost savings to an expected $200 million, while also implementing an additional $30 million of WMS-related annual cost savings by the end of 2015. We expect the progress from rapidly implementing our integration strategies during the first half of 2015 will be favorably reflected in our performance during the second half of this year."

Summary Financial Results
($ in millions, except per share amounts)	Three Months Ended
	June 30,		March 31,
	2015	2014	2015

Revenue	$ 691.5	$ 416.9	$ 658.7
Operating (loss) income	(0.1)	3.6	18.1
Net loss	(102.2)	(72.4)	(86.4)
Net loss per share	(1.19)	(0.86)	(1.01)
Net cash provided by operating activities	36.6	23.8	77.8
Capital expenditures	70.7	55.1	72.1

Non-GAAP Financial Measures(1):
Attributable EBITDA ("AEBITDA")	$ 266.0	$ 132.1	$ 252.1
AEBITDA as % of revenue	38.5%	31.7%	38.3%
Free cash flow	(34.1)	(31.3)	5.7

	As of June 30,	As of Dec. 31,	As of Mar. 31,
Balance Sheet Measures:	2015	2014	2015
Cash and cash equivalents	$ 129.1	$ 171.8	$ 151.2
Total debt	8,482.6	8,516.0	8,498.2
Total assets	9,486.5	9,995.2	9,703.4

June 30, 2014 results do not include Bally Technologies, Inc. ("Bally"), which Scientific Games acquired on November 21, 2014.
(1)

 "EBITDA," "AEBITDA", "AEBITDA as a % of revenue", "pro forma AEBITDA" (disclosed in a table below), "Free cash flow" and "EBITDA from equity investments" (disclosed in a table below) are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to GAAP measures in the accompanying supplemental tables at the end of this release.

Impact of Certain Significant Charges and Other Items

In the 2015 second quarter, the Company recorded certain charges and other items, including items related to the integration of the Bally and WMS acquisitions that impacted the comparability of reported results. In the 2014 second quarter, the Company had recorded employee termination and restructuring costs of $4.9 million and M&A and other charges of $2.9 million primarily associated with the WMS acquisition, along with $0.4 for legal contingencies and settlements. The impact of the charges and other items in the second quarter of 2015, all of which were add-backs to AEBITDA, is presented in the table below:

	Cost of		Impact to:
Item	Product	Operating	Operating	Net	Loss Per
($ in millions, except per share amounts)	Sales	Expense	Loss	Loss	Share
Impact of purchase accounting and other integration-related charges	$ 1.4	$ 8.4	$ 9.8	$ 6.1	$ 0.07
Inventory write-downs for discontinued product lines(1)	5.9	-	5.9	3.6	0.04
Asset impairments and write-downs(2)	-	35.1	35.1	21.8	0.25
Employee termination and restructuring	-	5.2	5.2	3.2	0.04
Total	$ 7.3	$ 48.7	$ 56.0	$ 34.7	$ 0.40

(1)	Product lines discontinued as a result of the Bally acquisition and recorded in cost of product sales.
(2)

Asset impairment associated with a proposed facility sale as well as an intangible asset with an indefinite life, and asset valuation write-downs related to the Bally and WMS integrations recorded in depreciation and amortization.

Included in "Impact of purchase accounting and other integration-related charges" is $1.4 million in "Cost of Product Sales" from assigning fair value to finished goods inventory in the purchase price accounting of the Bally acquisition. No further impact of this nature is expected in future periods.

The Company also recorded the following $9.2 million of aggregate charges in the 2015 second quarter that are not in the table above nor included as add-backs to AEBITDA:

  An incremental charge of $2.7 million for bad debt expense related to recent customer bankruptcies;
  Incremental inventory write-downs of $1.2 million due to excess and obsolete inventory;
  Legal costs of $2.0 million associated with legal settlements; and
  Accrual of $3.3 million related to Northstar Lottery Group, LLC ("Northstar Illinois"), which has signed a term sheet with the State of Illinois to settle their dispute regarding the termination of a private management agreement. Scientific Games recorded its share of the proposed settlement, of which $2.0 million was recorded as a reduction of earnings from equity investments and $1.3 million as a reduction in instant games revenue. The parties are negotiating a final settlement agreement based on the term sheet.

The cash impact of the aggregate $65.2 million of charges totaled $23.7 million, while $41.5 million did not have a cash impact. Additionally, purchase price accounting at the acquisition date reduced Bally's deferred revenue by $27.3 million, of which $6.9 million would have otherwise been recognized as revenue in the 2015 second quarter, and $9.4 of which would have been recorded as revenue in future periods.

Merger Integration Update

"Concurrent with our commitment to deliver new products that support our customers' goal of increasing player engagement, our teams remain focused on the implementation of our comprehensive integration initiatives," said Scott Schweinfurth, Scientific Games' Executive Vice President, Chief Financial Officer and Corporate Secretary. "Through June 30, 2015, implementation of our integration efforts has generated approximately $150 million of annualized cost savings related to the Bally integration. These savings largely reflect the elimination of duplicative positions in the Gaming and Interactive businesses and corporate functions, as well as the elimination of duplicative overhead costs. Notably, we began the closure of the WMS Waukegan, Illinois facility during the second quarter and, as of today, it is operationally closed. As a result of cost-savings actions implemented through July 2015, we now have implemented approximately $184 million of Bally-related annual cost savings synergies, or nearly all of the $188 million in annual savings that had been anticipated to be implemented by December 31, 2015. As a result of accelerating cost savings actions originally planned for 2016 into 2015, we are raising our Bally-related cost savings target for 2015 to $200 million of anticipated cost savings to be implemented."

Schweinfurth continued, "The benefit of these Bally-related savings, as well as the savings realized from the earlier WMS- and SHFL-related integration initiatives, is primarily reflected in the $52.4 million year-over-year decrease in aggregate quarterly selling, general and administrative expense and research and development costs on a pro forma basis, notwithstanding $9.8 million of higher integration, acquisition, bad debt expense and legal settlement costs, plus we've implemented cost savings in cost of product sales and cost of services. As a result of our cost savings, second quarter 2015 AEBITDA margin increased to 38 percent from 32 percent in the prior-year quarter."

In addition to the Bally integration savings, the Company has also implemented approximately $26 million of the anticipated $30 million of second-year incremental cost savings actions related to the WMS acquisition through July 2015. As originally planned, the Company continues to expect to achieve a total of $115 million of annualized cost savings from the WMS acquisition by the end of 2015.

In addition to approximately $14.6 million in aggregate restructuring and integration costs incurred in the 2015 second quarter, the Company expects to incur $5 million - $10 million of additional costs to achieve anticipated cost savings and $10 million - $15 million of capital expenditures related to integration efforts during the remainder of 2015. In 2016, the Company expects to incur $10 million - $15 million in additional operating costs to achieve anticipated cost savings and $15 million - $25 million of additional integration-related capital expenditures.

2015 Second Quarter Business Update

Gaming Segment

Financial results and operating metrics presented below reflect Bally's results of operations in the 2015 second quarter but not in the 2014 second quarter. Bally results are included in the Company's Gaming segment, except for results from Bally's interactive products and services, including Dragonplay Ltd., which are included in the Interactive segment.

Gaming Operating Results	Three Months Ended
(in millions, except units and per unit data)	June 30,		Increase/(Decrease)
	2015	2014	Amount	%
Revenue:
Services	$ 240.4	$ 96.1	$ 144.3	150.2%
Product sales	209.3	80.8	128.5	159.0%
Total revenue	$ 449.7	$ 176.9	$ 272.8	154.2%

Cost of services	$ 53.1	$ 23.3	$ 29.8	127.9%
Cost of product sales	100.9	38.3	62.6	163.4%
Selling, general and administrative	69.0	30.7	38.3	124.8%
Research and development	41.1	21.1	20.0	94.8%
Stock-based compensation	2.2	1.7	0.5	29.4%
Employee termination and restructuring	2.7	1.5	1.2	80.0%
Depreciation and amortization	181.5	63.9	117.6	184.0%
Operating loss	$ (0.8)	$ (3.6)	$ 2.8	(77.8)%

Earnings from equity investments	$ 1.8	$ 2.3	$ (0.5)	(21.7)%

Attributable EBITDA(1)	$ 200.0	$ 67.1	$ 132.9	198.1%

Attributable EBITDA as a % of revenue	44.5%	37.9%

Gaming Additional Revenue Metrics and Key Performance Indicators
Revenue by Lines of Business(2):
Gaming operations	$ 189.8	$ 93.1	$ 96.7	103.9%
Gaming machine sales	138.7	80.6	58.1	72.1%
Gaming systems	77.6	3.2	74.4	nm
Table products	43.6	-	43.6	nm
Gaming revenue	$ 449.7	$ 176.9	$ 272.8	154.2%

Gaming operations:
WAP, premium and daily fee participation units(3):
Installed base at period end	22,856	8,368	14,488	173.1%
Average installed base	22,820	8,295	14,525	175.1%
Average daily revenue per unit	$ 56.77	$ 75.45	$ (18.68)	(24.8)%

Other leased and participation units(4):
Installed base at period end	45,232	27,075	18,157	67.1%
Average installed base	45,302	27,906	17,396	62.3%
Average daily revenue per unit	$ 15.46	$ 12.38	$ 3.08	24.9%

Gaming machine sales:
U.S. and Canadian new unit shipments	4,001	2,553	1,448	56.7%
International new unit shipments	2,804	1,550	1,254	80.9%
New unit shipments	6,805	4,103	2,702	65.9%

Average sales price per new unit	$ 16,458	$ 14,568	$ 1,890	13.0%

Table products:
Shufflers sold	663	-	663	nm
Average sales price per unit	$ 15,773	-	$ 15,773	nm

Leased and participation units installed base at period end:
Shufflers	9,677	-	9,677	nm
Proprietary table games	3,255	-	3,255	nm
Table game progressive units, table side bets and add-ons	6,263	-	6,263	nm

nm – "not meaningful"
(1)

The 2015 and 2014 second quarter periods included $2.0 million and $2.2 million, respectively, in AEBITDA from our equity investments in International Terminal Leasing ("ITL") and Roberts Communications Network, LLC ("RCN").

(2)

Gaming operations revenue is included in services revenue, gaming machine sales revenue is included in product sales revenue, and gaming systems and table products revenue are included in both services revenue and product sales revenue.

(3)

WAP, premium and daily-fee participation units comprise WMS and Bally participation gaming machines (WAP (wide-area progressives), LAP (local-area progressives) and standalone units) generally without fixed-term lease periods. Certain units included as standalone premium units in the prior-year period are now included in "Other leased and participation units" and totaled 364 units in the three months ended June 30, 2014.

(4)

Other leased and participation units comprise server-based gaming machines, video lottery terminals ("VLTs"), centrally determined gaming machines, electronic table seats, Class II and other leased gaming machines. Certain units included as standalone premium units in the prior-year period are now included in "Other leased and participation units" and totaled 364 units in the three months ended June 30, 2014.

Gaming Segment Financial Highlights

  Revenue increased $272.8 million, inclusive of a $2.7 million unfavorable foreign currency translation impact, principally due to the inclusion of $310.3 million from Bally, which included $143.7 million in service revenue and $166.6 million in product sales revenue, partially offset by $37.5 million lower revenue in legacy Gaming revenue (i.e. that which existed prior to the Bally acquisition), principally due to lower gaming machine unit sales as a result of lower market demand.
  Gaming operations revenue increased $96.7 million year over year, reflecting the inclusion of $97.4 million from Bally and growth in the overall average daily revenue per unit from the legacy Gaming business, partially offset by a decrease in the legacy Gaming average installed base.
    The inclusion of 15,128 Bally WAP, premium and daily-fee units to the ending installed base was partially offset by a 640 unit decrease in the legacy Gaming installed base. The inclusion of Bally's installed base of WAP, premium and daily-fee units led to a $18.68 per unit decrease in average daily revenue, while average daily revenue for the legacy Gaming installed base increased 11 percent, or $8.32, year over year to $83.77 per unit, reflecting strong performance of WMS WAP games.
    The year-over-year increase in the quarter-end installed base of other leased and participation units primarily reflected the inclusion of 17,661 Bally units and a 496-unit increase in the legacy Gaming installed base. The addition of Bally's other leased and participation units led to a $3.08 increase in daily average revenue per unit, partially offset by a slight decrease in the legacy Gaming average daily revenue per unit in UK customers' betting shops, reflecting a year-over-year impact from a 5 percent increase in the UK duty on gaming machines.
  Gaming machine sales revenue increased $58.1 million, reflecting the inclusion of $95.7 million from Bally, partially offset by $37.6 million in lower legacy Gaming product sales due to lower market demand. The Company shipped 6,805 new gaming machines, including 4,001 new units to U.S. and Canadian customers and 2,804 new units to international customers. Other product sales revenue increased $5.9 million, inclusive of $12.3 million from Bally, partially offset by $6.4 million in lower legacy Gaming revenue, primarily due to lower used gaming machine sales. The 13 percent increase in average sales price per new unit reflected the benefit from Bally units, particularly sales of premium Bally Pro Wave gaming machines.
    Total new unit shipments in the 2015 second quarter were lower than the combined new unit shipments of the legacy Gaming business and Bally during the prior-year quarter, primarily reflecting 508 fewer unit sales to the Illinois VLT market, 677 fewer unit sales for new casino openings and 1,436 replacement units due to lower market demand. Shipments to U.S. and Canadian customers in the 2015 second quarter reflected 417 Illinois VLT units, 583 units for new casino openings and 3,001 replacement units.  Combined shipments by WMS and Bally to U.S. and Canadian customers in the prior-year period included 925 Illinois VLTs units, 1,260 units for new casino openings and 4,437 replacement units.
  Primarily due to the inclusion of Bally, gaming systems revenue increased $74.4 million to $77.6 million and table products revenue increased to $43.6 million.
  Operating loss decreased to $0.8 million from an operating loss of $3.6 million reflecting the inclusion of Bally and benefits from cost savings associated with the Company's integration initiatives, mostly offset by an incremental $53.2 million of higher integration-related costs, asset impairments and other significant charges.
    Cost of services increased $29.8 million primarily due to the inclusion of Bally;
    Cost of product sales increased $62.6 million, primarily due to Bally, inclusive of the $1.4 million impact from the write-up to fair market value of Bally's finished goods inventory due to purchase price accounting, plus $5.9 million related to inventory write-downs related to certain discontinued Gaming products as a result of the Bally integration, plus incremental write-downs of $1.2 million due to excess and obsolete inventory, partially offset by lower costs of legacy Gaming products as a result of lower unit shipments;
    Selling, general and administrative expense increased $38.3 million, primarily due to Bally, $5.5 million in higher integration-related charges over the prior-year period, $2.7 million of charges for incremental bad debt expense and $2.0 million in higher legal costs, primarily related to legal settlements, partially offset by the benefit of the above-noted integration cost-savings activities;
    Research and development expense increased $20.0 million, primarily due to Bally, partially offset by the benefit of the above-noted integration cost-savings activities;
    Employee termination and restructuring expense was $2.7 million, primarily related to employee separations and facility closing costs; and,
    Depreciation and amortization expense increased $117.6 million, primarily due to Bally, inclusive of the incremental depreciation and amortization related to the impact of purchase price accounting on intangible and other assets, plus $35.1 million of impairment and other long-lived asset write-downs, partially offset by lower legacy Gaming depreciation and amortization.

Gaming Segment Business Development Highlights

  Entered into an expanded agreement with Ladbrokes to supply 3,000 additional self-service sports betting terminals, plus service for two and one-half years.
  Launched the inaugural Shuffle Master Classic tournament featuring Shuffle Master-branded proprietary poker table games at more than 200 casinos nationwide, which will culminate in the Three Card Poker National Championship event in Las Vegas on September 28, 2015.

Lottery Segment

Lottery Operating Results	Three Months Ended
(in millions)	June 30,		Increase/(Decrease)
	2015	2014	Amount	%
Revenue:
Services	$ 45.9	$ 51.0	$ (5.1)	(10.0)%
Product sales	8.8	21.4	(12.6)	(58.9)%
Instant games	135.5	135.4	0.1	-
Total revenue	$ 190.2	$ 207.8	$ (17.6)	(8.5)%

Cost of services	$ 27.5	$ 29.6	$ (2.1)	(7.1)%
Cost of product sales	7.0	16.6	(9.6)	(57.8)%
Cost of instant games	68.8	72.9	(4.1)	(5.6)%
Selling, general and administrative	15.0	17.4	(2.4)	(13.8)%
Research and development	1.5	0.7	0.8	114.3%
Stock-based compensation	1.4	2.2	(0.8)	(36.4)%
Employee termination and restructuring	-	0.8	(0.8)	(100.0)%
Depreciation and amortization	20.0	23.4	(3.4)	(14.5)%
Operating income	$ 49.0	$ 44.2	4.8	10.9%

Earnings (loss) from equity investments	$ 1.5	$ (1.6)	$ 3.1	nm

Attributable EBITDA(1)	$ 82.6	$ 82.6	$ -	-

Attributable EBITDA as a % of revenue	43.4%	39.7%

Lottery Additional Revenue Metrics and Key Performance Indicators
Instant games revenue:
Revenue from participation contracts	$ 70.4	$ 69.5	$ 0.9	1.3%
Revenue from price-per-unit contracts	52.0	51.9	0.1	0.2%
Revenue from licensing and player loyalty contracts	13.1	14.0	(0.9)	(6.4)%
Instant games revenue	$ 135.5	$ 135.4	$ 0.1	-

Retail sales of instant games of U.S. lottery instant game customers(2)	$ 10,625	$ 9,880	$ 745	7.5%
Retail sales of U.S. lottery systems customers(2)(3)	$ 2,042	$ 2,133	$ (91)	(4.3)%
Italy retail sales of instant games (in €s)(2)	€ 2,217	€ 2,315	€ (98)	(4.2)%

(1)

The 2015 and 2014 second quarter periods included $12.2 million  and $12.0 million, respectively, in AEBITDA from our equity investments in Lotterie Nazionali S.r.l. ("LNS"), Northstar New Jersey Lottery Group, LLC ("Northstar New Jersey"), Northstar Lottery Group, LLC ("Northstar Illinois"), Beijing Guard Libang Technology Co., Ltd. ("GLB"), Beijing CITIC Scientific Games Technology Co. Ltd. and Hellenic Lotteries S.A. ("Hellenic Lotteries").

(2)	Information provided by third-party lottery operators.
(3)	U.S. lottery systems customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system.

Lottery Segment Financial Highlights

  Lottery revenue declined $17.6 million, inclusive of an aggregate $8.8 million unfavorable foreign currency translation impact, reflecting $12.6 million in lower lottery systems product sales and $5.1 million in lower services revenue, while instant games revenue was essentially flat.
  Services revenue decreased $5.1 million, inclusive of an unfavorable $1.7 million foreign currency translation impact, largely reflecting the cessation of sales related to the previously announced loss of the Colorado lottery systems contract effective October 2014 and lower international sports betting revenue, partially offset by higher U.S. retail sales of Powerball and MegaMillions tickets.
  Product sales revenue declined $12.6 million, inclusive of an unfavorable $3.1 million foreign currency translation impact, primarily reflecting lower hardware sales to international customers.
  Instant games revenue increased $0.1 million, inclusive of an unfavorable $4.0 million foreign currency translation impact, driven by:
    A 1.3 percent increase in revenue from customers to which the Company supplies tickets on a participation basis, primarily driven by higher domestic retail sales as well as a full quarter of sales to Hellenic Lotteries, which commenced operations in May 2014;
    Slightly higher revenue from customers to which the Company supplies tickets on a price-per-unit basis, primarily international customers partially offset by lower revenue from domestic customers; and
    A 6.4 percent decrease in licensing and player loyalty revenue, primarily relating to the timing of launches of licensed games.
  Operating income increased $4.8 million, or 10.9 percent, despite 8.5 percent lower revenue, primarily reflecting a more profitable mix of business and lower operating costs. Lower operating expense included a $2.4 million decrease in selling, general and administrative expense and a $3.4 million decline in depreciation and amortization partially offset by a $0.8 million increase in R&D expense.

Lottery Segment Business Development Highlights

  Syndication agreements with 150 TV affiliate stations (reaching an estimated 95 percent of all U.S. lottery television homes) to air MONOPOLY MILLIONAIRES' CLUB game show for its second season expected to begin airing in September 2015.
  Signed an agreement to expand the relationship with Norsk Tipping (Norway National Lottery) to become the sole provider of instant games, as well as supply a new system to manage their instant games.
  Signed a one-year extension through October 2016 to the instant games contract with the Massachusetts Lottery, which ranks first in the world for instant game per capital sales (La Fleur's 2015 Almanac), as well as a two-year extension through June 2017 to the instant games contract with the Missouri Lottery, and an extension until January 2016 of the instant games contract with the Arizona Lottery.

Interactive Segment

Interactive Operating Results	Three Months Ended
(in millions except ARPDAU)	June 30,		Increase/(Decrease)
	2015	2014	Amount	%
Revenue:
Services	$ 51.6	$ 32.2	$ 19.4	60.2%
Total revenue	$ 51.6	$ 32.2	$ 19.4	60.2%

Cost of services	$ 18.0	$ 11.7	$ 6.3	53.8%
Selling, general and administrative	15.0	11.8	3.2	27.1%
Research and development	5.4	3.0	2.4	80.0%
Stock-based compensation	0.2	0.4	(0.2)	(50.0)%
Employee termination and restructuring	$ 0.3	0.7	(0.4)	(57.1)%
Depreciation and amortization	5.4	2.8	2.6	92.9%
Operating income	$ 7.3	$ 1.8	$ 5.5	305.6%

Attributable EBITDA	$ 13.3	$ 5.7	$ 7.6	133.3%

Attributable EBITDA as a % of revenue	25.8%	17.7%

Interactive Additional Revenue Metrics and Key Performance Indicators
Interactive - social casinos:
Average MAU(1)	7.3	5.2	2.1	40.4%
Average DAU(2)	2.2	1.4	0.8	57.1%
ARPDAU(3)	$ 0.21	$ 0.22	$ (0.01)	(4.5)%

nm – "not meaningful"
(1)	MAU = Monthly Active Users and is a count of unique visitors to our site during a month.
(2)	DAU = Daily Active Users and is a count of unique visitors to our site during a day.
(3)	ARPDAU = Average revenue per daily active user and is calculated by dividing revenue for a period by the DAU for the period by the number of days in the period.

Interactive Segment Financial Highlights

  Interactive revenue increased $19.4 million, reflecting the inclusion of $8.6 million of revenue from Bally, a $3.2 million increase in real money gaming revenue and higher DAU from both the launch of two new social game apps and continued increases in the Jackpot Party® and Gold Fish® social casino apps, partially offset by a slight decrease in ARPDAU.
  Operating income increased $5.5 million, benefiting from the higher revenue and improved scale of the legacy Interactive business, partially offset by the impact of acquiring and integrating Bally.

Interactive Segment Business Development Highlights

  Launched two new social game apps, Quick Hit® Slots and Hot Shot® Casino, which is the Company's first integrated game app that includes social game content from across multiple Scientific Games game studios.
  Entered into 14 new agreements with casino operators for the deployment of our SG Universe interactive gaming suite of products bringing the total to 48, including the Play4Fun social casino platform and Mobile Concierge marketing capabilities.
  Launched the Company's real money gaming products on seven new customer sites, including the launch of several new premium slot games, along with the robust rollout of mobile games, and entry into Denmark and Spain, where the Company was one of the providers on the country's first day of live online slot games.

Corporate

  Corporate selling, general and administrative expense increased $7.8 million to $34.9 million, which included the impact of Bally, $3.2 million of integration-related costs compared with $1.9 million of such charges in the prior-year period, as well as higher legal expense, professional fees and costs for other outside services.
  The 2014 second quarter included a $25.9 million loss on the early extinguishment of debt related to the refinancing of $350 million of the Company's 9.25% senior subordinated notes due 2019 with a new issue of $350 million of 6.625% senior subordinated notes due 2021.
  Employee termination and restructuring expense was $2.2 million, primarily representing employee severance costs, compared to $1.9 million in the prior-year quarter.
  Depreciation and amortization expense increased $9.4 million, primarily for corporate third-party brand licensing costs.

Earnings and EBITDA from Equity Investments

  Earnings from equity investments increased $2.6 million, largely reflecting a reduction of $6.0 million compared to the prior-year period in the net shortfall accrual recorded by the Company's Northstar Illinois joint venture partially offset by lower performance of LNS related to the timing of new instant game launches and lower earnings from CSG.
  EBITDA from equity investments was flat year over year reflecting a reduction compared to the prior-year period in the net shortfall accrual recorded by the Company's Northstar Illinois joint venture and lower performance at LNS, while benefiting from the contribution from of our Hellenic Lotteries joint venture.

Liquidity and Capital Resources

  At June 30, 2015, cash and cash equivalents were $129.1 million compared with $171.8 million at December 31, 2014.
  Since December 31, 2014, the Company has paid $36.2 million in total debt payments, including repayment in the second quarter of $5.0 million net of borrowings under the Company's revolving credit facility, $10.8 million of mandatory debt repayments and payments on capital leases. The Company remains firmly committed to using available cash flow for voluntary debt payments to pay down debt.
  Reflecting the June 1, 2015 semi-annual interest payments for the Company's 10% senior unsecured Notes due in 2022, total debt service payments in the June 2015 quarter were $208.5 million, an increase of $101.5 million over the $107.0 million in debt service payments in the March 2015 quarter.
  Liquidity at June 30, 2015 was $502.2million, reflecting $129.1 million of cash and cash equivalents and $373.1 million of availability under the Company's revolving credit facility.
  Capital expenditures increased $15.6 million year over year to $70.7 million for the three months ended June 30, 2015, primarily due to the acquisition and integration of Bally.
    For 2015, based on existing contractual obligations and planned investments, the Company continues to expect capital expenditures within a range of $300 million to $325 million, including the expected placement of VLTs into Greece (although installation is currently on hold) and approximately $15 million - $25 million of integration-related capital expenditures.
  Net cash provided by operating activities for the three months ended June 30, 2015 was $36.6 million, inclusive of $23.7 million of cash-based costs associated with integration-related and restructuring charges.  Net cash provided by operating activities increased $12.8 million over the prior-year quarter, primarily reflecting a $15.3 million increase in distributed earnings from equity investments and a favorable change in working capital.
    The change in working capital in the three months ended June 30, 2015 largely reflects a $110.0 million impact from the timing of semi-annual bond interest payments offset by the favorable impact of a $42.1 million reduction in inventory and accounts and notes receivable.
  The Company received total cash distributions of earnings and capital from equity investments of $49.7 million in the June 2015 quarter, including $14.5 million in dividends from LNS, $2.0 million in dividends from Hellenic Lotteries, $1.8 million in dividends from RCN, $16.8 million in return of capital payments from LNS, $12.0 million in return of capital payments from Hellenic Lotteries and $2.6 million in return of capital payments from ITL.  In the prior-year period, the Company received a $10.5 million return of capital payment from ITL and $3.0 million in dividends from RCN and made a $22.9 million addition to its ITL equity investment related to the Company's UK Gaming business roll-out of fixed-odds betting terminals for Ladbrokes.
  Free cash flow of a negative $34.1 million declined slightly compared with the prior-year period.

Conference Call Details

Scientific Games will host a conference call today at 5:00 p.m. EDT to review results and discuss other topics. To access the call live via a listen-only webcast, please visit www.scientificgames.com and click on the webcast link under the Investor Information section. To access the call by telephone, please dial (866) 318-8615 (U.S. and Canada) or +1 (617) 399-5134 (international). The conference ID is SGMS. A replay of the webcast will be archived in the Investor Information section on our website.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is a leading developer of technology-based products and services and associated content for worldwide gaming, lottery and interactive markets. The Company's portfolio includes gaming machines, game content and systems; table games products and shufflers; instant and draw-based lottery games; server-based lottery and gaming systems; sports betting technology; loyalty and rewards programs; and interactive content and services. For more information, please visit www.scientificgames.com.

Company Contacts

Investor Relations:
Bill Pfund +1 702-532-7663
Vice President, Investor Relations
bill.pfund@scientificgames.com

Media Relations:
Mollie Cole +1 773-961-1194
Director, Corporate Communications
mollie.cole@scientificgames.com

FRIENDS and all related characters and elements are trademarks of and © Warner Bros. Entertainment Inc. (s15)
THE FLINTSTONES TM/MC & © Hanna-Barbera
The MONOPOLY name and logos are trademarks of Hasbro. The distinctive design of the gameboard, the four corner squares, the MR. MONOPOLY name and character, as well as each of the distinctive elements of the board and playing pieces, are trademarks of Hasbro, Inc. for its property trading game and game equipment. ©1935, 2015 Hasbro, Pawtucket, RI 02862. All Rights Reserved.

Unless otherwise noted, trademarks are owned by, or under license to or from, Scientific Games Corporation, or one or more of its directly or indirectly wholly owned companies, in the United States or elsewhere. © 2015 Scientific Games Corporation. All Rights Reserved.

Forward-Looking Statements

In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions, including declines in or slow growth of lottery retail sales or gross gaming revenues, reductions in or constraints on capital spending by gaming or lottery operators and bankruptcies of, or credit risk relating to, customers; limited growth from new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of existing gaming machines; ownership changes and consolidation in the casino industry; opposition to legalized gaming or the expansion thereof; ability to adapt to, and offer products that keep pace with, evolving technology; ability to develop successful gaming concepts and content; laws and government regulations, including those relating to gaming licenses and environmental laws; inability to identify and capitalize on trends and changes in the gaming and lottery industries, including the expansion of interactive gaming; dependence upon key providers in our social gaming business; retention and renewal of existing contracts or entry into new or revised contracts; level of our indebtedness, higher interest rates, availability and adequacy of cash flows and liquidity to satisfy obligations or future needs, and restrictions and covenants in our debt agreements; protection of our intellectual property, ability to license third party intellectual property, and the intellectual property rights of others; security and integrity of our software and systems and reliance on or failures in our information technology systems; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships, including (i) the inability of our joint venture to meet the net income targets or otherwise to realize the anticipated benefits under its private management agreement with the Illinois lottery (or in connection with any termination thereof), (ii) the inability of our joint venture to meet the net income targets or other requirements under its agreement to provide marketing and sales services to the New Jersey lottery or otherwise to realize the anticipated benefits under such agreement and (iii) failure to realize the anticipated benefits related to the award to our consortium of an instant lottery game concession in Greece; failure to achieve the intended benefits of the Bally acquisition or the WMS acquisition, including due to the inability to successfully integrate such acquisitions or realize synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, or at all; litigation relating to the Bally acquisition; disruption of our current plans and operations in connection with the Bally acquisition and the WMS acquisition (including in connection with the integration of Bally and WMS), including departure of key personnel or inability to recruit additional qualified personnel or maintain relationships with customers, suppliers or other third parties; costs, charges and expenses relating to the Bally acquisition and the WMS acquisition; inability to complete or successfully integrate future acquisitions; incurrence of restructuring costs, revenue recognition standards and impairment or asset write-down charges; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including fluctuations in foreign currency exchange rates and restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our instant lottery game concession or VLT lease arrangements resulting from the recent economic and political conditions in Greece; dependence on our key employees; litigation and other liabilities relating to our business, including risks relating to product defects or other claims relating to products; influence of certain stockholders; and stock price volatility.

Additional information regarding risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC on March 17, 2015 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for Scientific Games' ongoing obligations under the U.S. federal securities laws, Scientific Games undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: attributable EBITDA ("AEBITDA"), pro forma AEBITDA, AEBITDA as a % of revenue, pro forma AEBITDA as a % of revenue, free cash flow and EBITDA from equity investments (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

The Company's management uses these non-GAAP financial measures to, among other things: (i) monitor and evaluate the performance of the Company's business operations, as well as the performance of its equity investments; (ii) facilitate management's internal comparisons of the Company's historical operating performance; (iii) facilitate management's external comparisons of the Company's results to the historical operating performance of other companies that may have different capital structures and debt levels; and (iv) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. Accordingly, the Company's management believes that these non-GAAP financial measures are useful as they provide investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes

In particular, the Company's management believes that AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of unusual, infrequent or other items that management believes have less bearing on the Company's underlying operating performance. Moreover, management believes AEBITDA and EBITDA from equity investments are useful to investors because a significant amount of the Company's business is conducted through its equity investments, and those measures eliminate financial items from the equity investees' earnings that management believes have less bearing on the equity investees' performance. Management believes that AEBITDA and free cash flow provide useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations. In addition, AEBITDA is used in determining performance-based bonuses (subject to certain additional adjustments in the discretion of the Company's compensation committee).

Pro forma AEBITDA is presented herein as a supplemental disclosure for illustrative purposes only. In light of the recently completed Bally acquisition, Scientific Games' management believes it is useful to investors to present this non-GAAP financial measure on a pro forma basis to illustrate the combined company's attributable EBITDA for the three months ended June 30, 2014 and December 31, 2014, as if the Bally acquisition and the related financing (and the other transactions referenced in the lead-in to the table attached to this release) had occurred on January 1, 2014. This measure should not be taken to represent how the companies would have performed had their operations been combined during the period presented, or how the companies will perform on a combined basis in any subsequent period.

AEBITDA

AEBITDA, as used herein, is a non-GAAP financial measure that is presented herein as supplemental disclosure that is reconciled to net income (loss) as set forth in the schedules titled "Reconciliation of Net Loss to Attributable EBITDA" below.

AEBITDA, as used herein, is derived from the definition of "consolidated EBITDA" in our credit agreement and includes our consolidated EBITDA plus (without duplication) our pro rata share of the EBITDA of our joint ventures and minority equity investments, subject to adjustments only to the extent contemplated by the definition of consolidated EBITDA in our credit agreement ("credit agreement adjustments").

The Company anticipates that it will not include certain credit agreement adjustments in AEBITDA for purposes of the Company's earnings releases (and has not included those adjustments in the calculation of AEBITDA in this earnings release). For example, we do not expect to give effect in AEBIDTA to certain "pro forma" adjustments contemplated by the credit agreement (including adjustments for acquisitions or dispositions), expected cost savings and other synergies, franchise taxes, Sarbanes-Oxley compliance costs or certain charges related to Northstar Illinois. AEBIDTA for purposes of the Company's earnings releases will not include any add-backs beyond those contemplated by the credit agreement adjustments.

Consolidated EBITDA as defined in our credit agreement means, for any period, "consolidated net income" as defined in the credit agreement for such period plus, without duplication and, if applicable, except with respect to clauses (9), (10), (16) and (19) below, to the extent deducted in calculating such consolidated net income for such period, the sum of: (1) provisions for income (or similar) taxes, including franchise, excise and similar taxes and foreign withholding taxes; (2) interest expense (net of interest income, other than interest income earned on customer accounts), net losses on interest rate hedging obligations, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with debt; (3) depreciation and amortization expense and impairment charges; (4) extraordinary, unusual or non-recurring charges, expenses or losses, including severance costs and legal and settlements; (5) any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period); (6) non-cash stock-based compensation expenses; (7) transaction costs, fees, losses and expenses (whether or not any transaction is consummated); (8) management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid; (9) proceeds from any business interruption insurance (to the extent not reflected as revenue or income); (10) certain pro forma cost savings and other synergies; (11) earn-out and similar obligations incurred in connection with any acquisition or other investment; (12) charges and expenses to the extent indemnified or insured by a third party to the extent that coverage has not been denied (other than any such denial that is being contested in good faith) and so long as such amounts are actually reimbursed within one year; (13) net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; (14) costs of surety bonds in connection with financing activities, (15) costs associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002; (16) certain identified pro forma adjustments; (17) charges or expenses attributable to cost savings initiatives, business optimization, management changes, restructurings and integrations; (18) (a) any net loss resulting from hedge agreements and the application of FASB ASC 815 or currency translation losses related to currency re-measurements of debt and (b) the amount of loss resulting from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; (19) cash receipts not included in consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of consolidated EBITDA for any previous period and not added back; (20) up-front fees and certain other costs in connection with certain lottery or gaming licenses or concessions; and (21) charges not to exceed $8 million in respect of liabilities of Northstar Illinois, as disclosed in our quarterly report for the fiscal quarter ended June 30, 2014; minus, to the extent reflected in the statement of such consolidated net income for such period, the sum, without duplication, of: (1) any extraordinary, unusual or non-recurring income or gains; (2) non-cash income or gains (other than the accrual of revenue in the ordinary course), subject to specified exceptions; (3) gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items; (4) the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased consolidated net income in a prior period); (5) net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830; and (6) (a) any net gain resulting from hedge agreements and the application of FASB ASC Topic 815, (b) any net gain resulting in such period from currency translation gains related to currency re-measurements of debt and (c) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing. Consolidated EBITDA is subject to certain pro forma adjustments in connection with material acquisitions and dispositions as provided in the credit agreement. Consolidated EBITDA also includes our pro rata share of the EBITDA of our joint ventures and minority equity investments (without duplication of amounts otherwise constituting consolidated net income, as noted above). The foregoing definition of consolidated EBITDA is summary in nature and is qualified in its entirety by reference to the full text of such definition in the Company's credit agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2014.

AEBITDA as a % of Revenue and Pro Forma AEBITDA as a % of Revenue

AEBITDA as a % of Revenue, as used herein, represents our AEBITDA (as defined above) for the three months ended June 30, 2015 and June 30, 2014 calculated as a percentage of revenue, and pro forma AEBITDA for the three months ended March, 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, and for the twelve months ended December 31, 2014, calculated as a percentage of pro forma revenue for the periods. AEBITDA as a % of revenue and pro forma AEBITDA as a % of revenue are non-GAAP financial measures that are presented herein as supplemental disclosures for illustrative purposes only and are reconciled to net loss and pro forma net loss in a schedule below.

Pro forma AEBITDA

Pro forma AEBITDA, as used herein, represents our AEBITDA (as defined above) for the three months ended March, 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, and for the twelve months ended December 31, 2014, giving effect to the Bally acquisition and the related financing (and the other transactions referenced in the lead-in to the table attached to this release) as if they had occurred on January 1, 2014. Pro forma AEBITDA is a non-GAAP financial measure that is presented herein as supplemental disclosure for illustrative purposes only and is reconciled to pro forma net loss in a schedule below.

Free Cash Flow

Free cash flow, as used herein, represents net cash provided (used) by operating activities less total capital expenditures (which includes lottery and gaming systems expenditures and other intangible assets and software expenditures). Free cash flow is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to net cash provided by operating activities in a schedule below.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of the EBITDA (i.e., earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense and interest (income) expense, net of other) of our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented herein as supplemental disclosure and is reconciled to earnings from equity investments in a schedule below.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Services	$ 337.9	$ 179.3	$ 668.3	$ 356.1
Product sales	218.1	102.2	417.5	187.3
Instant games	135.5	135.4	264.4	261.6
Total revenue	691.5	416.9	1,350.2	805.0

Operating expenses:
Cost of services (1)	98.6	64.6	189.1	131.1
Cost of product sales(1)	107.9	54.9	205.8	101.3
Cost of instant games(1)	68.8	72.9	135.8	142.8
Selling, general and administrative	140.9	95.2	286.8	187.0
Research and development	48.0	24.8	94.9	50.7
Employee termination and restructuring	5.2	4.9	13.4	10.5
Depreciation and amortization	222.2	96.0	406.4	190.1
Operating income (loss)	(0.1)	3.6	18.0	(8.5)
Other (expense) income:
Interest expense	(166.4)	(49.3)	(330.7)	(97.2)
Earnings from equity investments	3.3	0.7	6.4	6.2
Loss on early extinguishment of debt	-	(25.9)	-	(25.9)
Gain on sale of equity interest	-	-	-	14.5
Other (expense) income, net	(4.3)	3.2	(9.9)	6.1
Total other expense, net	(167.4)	(71.3)	(334.2)	(96.3)
Net loss before income taxes	(167.5)	(67.7)	(316.2)	(104.8)
Income tax benefit (expense)	65.3	(4.7)	127.6	(12.6)
Net loss	$ (102.2)	$ (72.4)	$ (188.6)	$ (117.4)

Basic and diluted loss per share:
Basic	$ (1.19)	$ (0.86)	$ (2.20)	$ (1.39)
Diluted	$ (1.19)	$ (0.86)	$ (2.20)	$ (1.39)

Weighted average number of shares used in per share calculations:
Basic shares	85.9	84.4	85.6	84.4
Diluted shares	85.9	84.4	85.6	84.4

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30,	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$ 129.1	$ 171.8
Restricted cash	26.7	27.2
Accounts receivable, net	485.2	468.4
Notes receivable, net	169.8	188.7
Inventories	250.4	265.6
Deferred income taxes	73.5	72.8
Prepaid expenses, deposits and other current assets	213.7	183.5
Total current assets	1,348.4	1,378.0

Long-term restricted cash	16.2	16.8
Long-term notes receivable	58.5	87.5
Property and equipment, net	902.2	1,012.8
Goodwill	4,048.7	4,108.3
Intangible assets, net	2,108.7	2,251.6
Software, net	539.1	592.7
Equity investments	230.0	288.2
Other assets	234.7	259.3
Total assets	$ 9,486.5	$ 9,995.2

Liabilities and Stockholders' (Deficit) Equity:
Debt payments due within one year	$ 50.6	$ 50.6
Accounts payable	136.4	155.8
Accrued liabilities	420.2	453.9
Total current liabilities	607.2	660.3

Deferred income taxes	482.7	628.8
Other long-term liabilities	224.7	236.8
Long-term debt, excluding current installments	8,432.0	8,465.4
Total stockholders' (deficit) equity	(260.1)	3.9
Total liabilities and stockholders' (deficit) equity	$ 9,486.5	$ 9,995.2

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net loss	$ (102.2)	$ (72.4)	$ (188.6)	$ (117.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	222.2	96.0	406.4	190.1
Change in deferred income taxes	(78.6)	0.7	(145.7)	1.9
Stock-based compensation	7.0	8.2	12.1	13.4
Non-cash interest expense	9.5	4.3	19.0	8.6
Earnings from equity investments, net	(3.3)	(0.7)	(6.4)	(6.2)
Distributed earnings from equity investments	18.3	3.0	19.9	21.2
Loss on early extinguishment of debt	-	25.9	-	25.9
Gain on sale of equity interest	-	-	-	(14.5)
Changes in current assets and liabilities, net of effects of acquisitions and other	(36.3)	(41.2)	(2.3)	(15.9)
Net cash provided by operating activities	36.6	23.8	114.4	107.1

Cash flows from investing activities:
Capital expenditures	(70.7)	(55.1)	(142.8)	(114.7)
Payments received from development financing and other	8.7	(0.1)	8.5	(0.2)
Additions to equity method investments	-	(22.9)	-	(40.6)
Distributions of capital on equity investments	31.4	10.5	35.2	32.9
Proceeds from sale of equity interest	-	-	-	44.9
Restricted cash	0.8	-	1.0	(0.9)
Net cash used in investing activities	(29.8)	(67.6)	(98.1)	(78.6)

Cash flows from financing activities:
Long term debt, net	(19.2)	(10.9)	(36.2)	(16.8)
Common stock repurchases	-	-	-	(29.5)
Contingent earnout payments	(0.5)	(1.4)	(0.5)	(3.2)
Payments on license obligations	(9.7)	-	(18.7)	-
Payments of financing fees	-	(22.7)	-	(22.8)
Net issuance (redemptions) of common stock under stock-based compensation plans	1.6	-	0.9	(19.2)
Net cash used in financing activities	(27.8)	(35.0)	(54.5)	(91.5)
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(1.1)	(4.5)	(1.5)
Decrease in cash and cash equivalents	(22.1)	(79.9)	(42.7)	(64.5)
Cash and cash equivalents, beginning of period	151.2	169.1	171.8	153.7
Cash and cash equivalents, end of period	$ 129.1	$ 89.2	$ 129.1	$ 89.2

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended June 30, 2015

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 240.4	$ 45.9	$ 51.6	$ -	$ 337.9
Product sales	209.3	8.8	-	-	218.1
Instant games	-	135.5	-	-	135.5
Total revenue	$ 449.7	$ 190.2	$ 51.6	$ -	$ 691.5

Operating expenses:
Cost of services (1)	$ 53.1	$ 27.5	$ 18.0	$ -	$ 98.6
Cost of product sales (1)	100.9	7.0	-	-	107.9
Cost of instant games (1)	-	68.8	-	-	68.8
Selling, general and administrative	69.0	15.0	15.0	34.9	133.9
Research and development	41.1	1.5	5.4	-	48.0
Stock-based compensation	2.2	1.4	0.2	3.2	7.0
Employee termination and restructuring	2.7	-	0.3	2.2	5.2
Depreciation and amortization	181.5	20.0	5.4	15.3	222.2
Operating income (loss)	$ (0.8)	$ 49.0	$ 7.3	$ (55.6)	$ (0.1)

Other (expense) income:
Interest expense					$ (166.4)
Earnings from equity investments	$ 1.8	$ 1.5	$ -		3.3
Other expense, net				$ (4.3)	(4.3)
Total other expense, net					$ (167.4)

Net loss before income taxes					$ (167.5)
Income tax benefit					65.3
Net loss					$ (102.2)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (102.2)
Employee termination and restructuring (2)	$ 2.7	$ -	$ 0.3	$ 2.2	5.2
Impact of purchase accounting and other integration-related charges (2)	6.5	-	0.1	3.2	9.8
Inventory write-downs for discontinued product lines (2)	5.9	-	-	-	5.9
Depreciation and amortization
Long term asset impairments and write-downs (2)	35.1	-	-	-	35.1
Other	146.4	20.0	5.4	15.3	187.1
Other expense, net	-	-	-	6.1	6.1
Interest expense	-	-	-	-	166.4
Income tax benefit	-	-	-	-	(65.3)
Stock-based compensation	2.2	1.4	0.2	3.2	7.0
EBITDA from equity investments (3)	2.0	12.2	-	-	14.2
Earnings from equity investments	(1.8)	(1.5)	-	-	(3.3)
Attributable EBITDA	$ 200.0	$ 82.6	$ 13.3	$ (29.9)	$ 266.0

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 200.0	$ 82.6	$ 13.3		$ 266.0
Revenue	$ 449.7	$ 190.2	$ 51.6		$ 691.5
Attributable EBITDA as a % of revenue	44.5%	43.4%	25.8%		38.5%

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $21.3 million.
(3) The Company received $49.7 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Three Months Ended June 30, 2014

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 96.1	$ 51.0	$ 32.2	$ -	$ 179.3
Product sales	80.8	21.4	-	-	102.2
Instant games	-	135.4	-	-	135.4
Total revenue	$ 176.9	$ 207.8	$ 32.2	$ -	$ 416.9

Operating expenses:
Cost of services (1)	$ 23.3	$ 29.6	$ 11.7	$ -	$ 64.6
Cost of product sales (1)	38.3	16.6	-	-	54.9
Cost of instant games (1)	-	72.9	-	-	72.9
Selling, general and administrative	30.7	17.4	11.8	27.1	87.0
Research and development	21.1	0.7	3.0	-	24.8
Stock-based compensation	1.7	2.2	0.4	3.9	8.2
Employee termination and restructuring	1.5	0.8	0.7	1.9	4.9
Depreciation and amortization	63.9	23.4	2.8	5.9	96.0
Operating (loss) income	$ (3.6)	$ 44.2	$ 1.8	$ (38.8)	$ 3.6

Other (expense) income:
Interest expense					$ (49.3)
Earnings (loss) from equity investments	$ 2.3	$ (1.6)	$ -		0.7
Loss on early extinguishment of debt				$ (25.9)	(25.9)
Other income, net				3.2	3.2
Total other expense, net					$ (71.3)

Net loss before income taxes					$ (67.7)
Income tax expense					(4.7)
Net loss					$ (72.4)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (72.4)
Employee termination and restructuring (2)	$ 1.5	$ 0.8	$ 0.7	$ 1.9	4.9
M&A and other charges (incl. purchase accounting) (2)	1.0	-	-	1.9	2.9
Legal contingencies and settlements	0.4	-	-	-	0.4
Loss on early extinguishment of debt	-	-	-	25.9	25.9
Depreciation and amortization:
Long term asset impairments and write-downs (2)	-	-	-	-	-
Other	63.9	23.4	2.8	5.9	96.0
Other expense, net	-	-	-	(1.3)	(1.3)
Interest expense	-	-	-	-	49.3
Income tax expense	-	-	-	-	4.7
Stock-based compensation	1.7	2.2	0.4	3.9	8.2
EBITDA from equity investments (3)	2.2	12.0	-	-	14.2
(Earnings) loss from equity investments	(2.3)	1.6	-	-	(0.7)
Attributable EBITDA	$ 67.1	$ 82.6	$ 5.7	$ (23.3)	$ 132.1

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 67.1	$ 82.6	$ 5.7		$ 132.1
Revenue	$ 176.9	$ 207.8	$ 32.2		$ 416.9
Attributable EBITDA as a % of revenue	37.9%	39.7%	17.7%		31.7%

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $0.0 million.
(3) The Company received $13.5 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Six Months Ended June 30, 2015

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 478.3	$ 91.5	$ 98.5	$ -	$ 668.3
Product sales	397.2	20.3	-	-	417.5
Instant games	-	264.4	-	-	264.4
Total revenue	$ 875.5	$ 376.2	$ 98.5	$ -	$ 1,350.2

Operating expenses:
Cost of services (1)	$ 98.6	$ 55.9	$ 34.6	$ -	$ 189.1
Cost of product sales (1)	188.7	17.1	-	-	205.8
Cost of instant games (1)	-	135.8	-	-	135.8
Selling, general and administrative	141.2	31.1	29.9	72.5	274.7
Research and development	80.9	3.1	10.9	-	94.9
Stock-based compensation	4.2	2.4	0.4	5.1	12.1
Employee termination and restructuring	6.9	0.2	1.0	5.3	13.4
Depreciation and amortization	324.8	41.3	10.5	29.8	406.4
Operating income (loss)	$ 30.2	$ 89.3	$ 11.2	$ (112.7)	$ 18.0

Other (expense) income:
Interest expense					$ (330.7)
Earnings from equity investments	$ 1.7	$ 4.7	$ -		6.4
Other expense, net				$ (9.9)	(9.9)
Total other expense, net					$ (334.2)

Net loss before income taxes					$ (316.2)
Income tax benefit					127.6
Net loss					$ (188.6)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (188.6)
Employee termination and restructuring (2)	$ 6.9	$ 0.2	$ 1.0	$ 5.3	13.4
Impact of purchase accounting and other integration-related charges (2)	21.8	-	0.1	4.5	26.4
Inventory write-downs for discontinued product lines (2)	5.9	-	-	-	5.9
Depreciation and amortization
Long term asset impairments and write-downs (2)	37.8	1.9	-	-	39.7
Other	287.0	39.4	10.5	29.8	366.7
Other expense, net	-	-	-	14.8	14.8
Interest expense	-	-	-	-	330.7
Income tax benefit	-	-	-	-	(127.6)
Stock-based compensation	4.2	2.4	0.4	5.1	12.1
EBITDA from equity investments (3)	3.6	27.4	-	-	31.0
Earnings from equity investments	(1.7)	(4.7)	-	-	(6.4)
Attributable EBITDA	$ 397.4	$ 160.6	$ 23.2	$ (63.1)	$ 518.1

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 397.4	$ 160.6	$ 23.2		$ 518.1
Revenue	$ 875.5	$ 376.2	$ 98.5		$ 1,350.2
Attributable EBITDA as a % of revenue	45.4%	42.7%	23.6%		38.4%

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $32.5 million.
(3) The Company received $55.1 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT DATA
RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA
(Unaudited, in millions)

	Six Months Ended June 30, 2014

					Total
	Gaming	Lottery	Interactive	Corporate	Consolidated

Revenue:
Services	$ 192.0	$ 101.1	$ 63.0	$ -	$ 356.1
Product sales	148.3	39.0	-	-	187.3
Instant games	-	261.6	-	-	261.6
Total revenue	$ 340.3	$ 401.7	$ 63.0	$ -	$ 805.0

Operating expenses:
Cost of services (1)	$ 48.5	$ 60.0	$ 22.6	$ -	$ 131.1
Cost of product sales (1)	71.0	30.3	-	-	101.3
Cost of instant games (1)	-	142.8	-	-	142.8
Selling, general and administrative	61.4	34.7	25.5	52.0	173.6
Research and development	43.4	1.3	6.0	-	50.7
Stock-based compensation	2.7	3.5	0.9	6.3	13.4
Employee termination and restructuring	3.3	1.2	4.1	1.9	10.5
Depreciation and amortization	124.5	45.9	5.9	13.8	190.1
Operating (loss) income	$ (14.5)	$ 82.0	$ (2.0)	$ (74.0)	$ (8.5)

Other (expense) income:
Interest expense					$ (97.2)
Earnings from equity investments	$ 2.0	$ 4.2	$ -		6.2
Loss on early extinguishment of debt				$ (25.9)	(25.9)
Gain on sale of equity interest				14.5	14.5
Other income, net				6.1	6.1
Total other expense, net					$ (96.3)

Net loss before income taxes					$ (104.8)
Income tax expense					(12.6)
Net loss					$ (117.4)

Reconciliation of Net Loss to Attributable EBITDA

Net loss					$ (117.4)
Employee termination and restructuring (2)	$ 3.3	$ 1.2	$ 4.1	$ 1.9	10.5
M&A and other charges (incl. purchase accounting) (2)	3.5	-	-	3.1	6.6
Legal contingencies and settlements	0.4	-	-	-	0.4
Loss on early extinguishment of debt	-	-	-	25.9	25.9
Depreciation and amortization:
Long term asset impairments and write-downs (2)	0.3	-	-	3.1	3.4
Other	124.2	45.9	5.9	10.7	186.7
Gain on sale of equity interest	-	-	-	(14.5)	(14.5)
Other expense, net	-	-	-	(0.7)	(0.7)
Interest expense	-	-	-	-	97.2
Income tax expense	-	-	-	-	12.6
Stock-based compensation	2.7	3.5	0.9	6.3	13.4
EBITDA from equity investments (3)	6.6	30.4	-	-	37.0
Earnings from equity investments	(2.0)	(4.2)	-	-	(6.2)
Attributable EBITDA	$ 126.5	$ 163.0	$ 8.9	$ (58.0)	$ 254.9

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 126.5	$ 163.0	$ 8.9		$ 254.9
Revenue	$ 340.3	$ 401.7	$ 63.0		$ 805.0
Attributable EBITDA as a % of revenue	37.2%	40.6%	14.1%		31.7%

(1) Exclusive of depreciation and amortization.
(2) Total income tax benefit on these items is $0.0 million.
(3) The Company received $54.1 million in cash distributions and return of capital payments from its equity investees.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CALCULATION OF FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net cash provided by operating activities	$ 36.6	$ 23.8	$ 114.4	$ 107.1

Less: Additions to property and equipment	(3.6)	(8.9)	(7.8)	(21.1)
Less: Lottery and gaming services expenditures	(55.4)	(20.1)	(103.7)	(44.8)
Less: Intangible assets and software expenditures	(11.7)	(26.1)	(31.3)	(48.8)
Total capital expenditures	$ (70.7)	$ (55.1)	$ (142.8)	$ (114.7)

Free cash flow	$ (34.1)	$ (31.3)	$ (28.4)	$ (7.6)

Items not included above:

During the quarter ended June 30, 2015, the Company received a return of capital payment from LNS of $16.8 million, from Hellenic Lotteries of $12.0 million and from ITL of $2.6 million.  During the quarter ended June 30, 2014, the Company received a return of capital payment from ITL of $10.5 million.

During the quarter ended March 31, 2015, the Company received a return of capital payment from ITL of $3.8 million. During the quarter ended March 31, 2014, the Company received a return of capital payment from LNS of $22.4 million and proceeds from the sale of its equity interest in Sportech Plc of $44.9 million.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENT TO EBITDA FROM EQUITY INVESTMENTS
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
EBITDA from equity investments (1):
Earnings from equity investments	$ 3.3	$ 0.7	$ 6.4	$ 6.2
Add: Income tax expense	2.0	3.2	3.9	6.6
Add: Depreciation and amortization	8.9	11.0	18.1	23.1
Add: Interest expense, net of other	-	(0.7)	2.6	1.1
EBITDA from equity investments	$ 14.2	$ 14.2	$ 31.0	$ 37.0

(1) EBITDA from equity investments includes results from the Company's participation in Lotterie Nazionali S.r.l., Roberts
Communications Network, LLC, Beijing CITIC Scientific Games Technology Co., Ltd., Beijing Guard Libang Technology
Co., Ltd., Northstar Lottery Group, LLC, Northstar New Jersey Lottery Group, LLC, Hellenic Lotteries S.A.
(beginning May 6, 2014), and Sportech, Plc until the Company sold its equity interest on January 9, 2014.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - ACTUAL AND PRO FORMA SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL REVENUE METRICS
(Unaudited)
(in millions, except unit, per unit data and ARPDAU)

The table below presents certain key performance indicators and supplemental revenue metrics on an actual and pro forma basis for the periods presented.  The information presented below in the columns labeled "Actual" include the results of Bally only from the date of the its acquisition by the Company on November 21, 2014. The information presented below in the column labeled "Pro Forma" provide historical data on an unaudited pro forma basis for the period presented, giving effect to the Company's acquisitions of Bally and Bally's acquisition of SHFL entertainment, Inc. and Dragonplay as if they had occurred on January 1, 2014. The pro forma information has been derived from the historical unaudited consolidated financial statements and/or financial information of the Company, Bally and Dragonplay. This pro forma information is presented for illustrative purposes only and is not necessarily indicative of what the results actually would have been had such acquisitions been completed on January 1, 2014. In addition, the pro forma information does not purport to project the future results of the Company. The information set forth in the table below should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The results of the Interactive segment were previously included in the Gaming segment. Bally's previous disclosure categories have been conformed to Scientific Games categories.

	Actual			Pro Forma
	Three Months Ended			Three Months Ended

	June 30,	June 30,	March 31,	June 30,
Gaming Revenue - Key Performance Indicators	2015	2014	2015	2014

WAP, premium and daily-fee participation units (1):
WAP participation units	5,302	3,707	5,447	6,193
Premium and daily-fee participation units	17,554	4,661	17,630	18,482
Installed base at period end	22,856	8,368	23,077	24,675
Average installed base	22,820	8,295	23,197	24,780
Average daily revenue per unit	$ 56.77	$ 75.45	$ 55.22	$ 52.57

Other participation and leased units (2):
Installed base at period end	45,232	27,075	45,898	45,267
Average installed base	45,302	27,906	45,904	46,105
Average daily revenue per unit	$ 15.46	$ 12.38	$ 16.34	$ 16.30

Gaming machine sales:
U.S. and Canadian new unit shipments	4,001	2,553	4,380	6,622
International new unit shipments	2,804	1,550	2,352	3,832
New unit shipments	6,805	4,103	6,732	10,454
Average sales price per new unit	$ 16,458	$ 14,568	$ 15,243	$ 15,938

Table products:
Shufflers sold	663	-	294	630
Average sales price per unit	$ 15,773	$ -	$ 17,756	$ 16,032

Table products installed base at period end:
Shufflers leased	9,677	-	9,397	8,923
Proprietary table games	3,255	-	3,144	3,037
Table game progressive units, table side bets and add-ons	6,263	-	6,229	5,685

Gaming Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Gaming operations	$ 189.8	$ 93.1	$ 193.4	$ 197.6
Gaming machine sales	138.7	80.6	127.3	200.4
Gaming systems	77.6	3.2	67.0	77.1
Table products	43.6	-	38.1	41.8
Gaming revenue	$ 449.7	$ 176.9	$ 425.8	$ 516.9

Gaming operations:
WAP, premium and daily-fee participation units (1)	$ 117.9	$ 57.0	$ 115.3	$ 118.5
Other leased and participation units (2)	63.7	31.4	67.5	68.4
Other services revenue	8.2	4.7	10.6	10.7
Gaming operations revenue	$ 189.8	$ 93.1	$ 193.4	$ 197.6

Gaming machine sales:
New gaming machines sales	$ 112.0	$ 59.8	$ 102.6	$ 166.6
Other product sales	26.7	20.8	24.7	33.8
Gaming machine sales revenue	$ 138.7	$ 80.6	$ 127.3	$ 200.4

Gaming systems:
Hardware	$ 28.7	$ 0.2	$ 18.0	$ 28.1
Software and services (3)	24.2	3.0	24.8	25.9
Maintenance	24.7	-	24.2	23.1
Gaming systems revenue	$ 77.6	$ 3.2	$ 67.0	$ 77.1

Lottery Revenue - Key Performance Indicators
Instant games by revenue type:
Participation contracts	$ 70.4	$ 69.5	$ 71.8	$ 69.5
Price-per-unit contracts	52.0	51.9	42.8	51.9
Licensing and player loyalty	13.1	14.0	14.3	14.0
Instant games revenue	$ 135.5	$ 135.4	$ 128.9	$ 135.4

Retail sales of instant games of U.S. lottery instant games customers (4)	$ 10,625	$ 9,880	$ 10,473	$ 9,880
Retail sales of U.S. lottery systems contract customers (4)(5)	$ 2,042	$ 2,133	$ 2,072	$ 2,133
Italy retail sales of instant games (4)	€ 2,217	€ 2,315	€ 2,299	€ 2,315

Lottery Revenue - Supplemental Revenue Metrics
Instant games revenue by geography:
United States	$ 86.1	$ 87.9	$ 85.3	$ 87.9
International	49.4	47.5	43.6	47.5
Instant games revenue	$ 135.5	$ 135.4	$ 128.9	$ 135.4

Services revenue by geography:
United States	$ 26.4	$ 27.6	$ 27.0	$ 27.6
International	19.5	23.4	18.6	23.4
Services revenue	$ 45.9	$ 51.0	$ 45.6	$ 51.0

Product sales revenue by geography:
United States	$ 1.1	$ 3.5	$ 1.4	$ 3.5
International	7.7	17.9	10.1	17.9
Product sales revenue	$ 8.8	$ 21.4	$ 11.5	$ 21.4

Interactive Revenue - Key Performance Indicators
Social gaming:
Average MAU (6)	7.3	5.2	7.7	7.9
Average DAU (7)	2.2	1.4	2.3	2.1
ARPDAU (8)	$ 0.21	$ 0.22	$ 0.19	$ 0.19

Interactive Revenue - Supplemental Revenue Metrics
Revenue by Lines of Business:
Social gaming	$ 44.5	$ 28.3	$ 40.9	$ 38.2
Real money gaming	7.1	3.9	6.0	4.3
Interactive revenue	$ 51.6	$ 32.2	$ 46.9	$ 42.5

(1)  WAP (wide-area progressive), premium and daily-fee participation units comprise participation gaming machines (WAP, LAP (local-area progressives) and standalone units) generally without fixed-term lease periods. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation units" and totaled 304 and 0 units for the three months ended June 30, 2014 and March 31, 2015, respectively.

(2)  Other leased and participation units comprise server-based gaming machines, video lottery terminals, centrally determined gaming machines, electronic table seats, Class II and other leased units. Certain Scientific Games units previously included as standalone premium units are now included in "Other leased and participation products" and totaled 304 and 0 units for the three months ended June 30, 2014 and March 31, 2015, respectively.

(3) Results of Dragonplay Ltd., acquired by Bally on July 1, 2014, and results from other Bally interactive products and services are now included in the Interactive segment.
(4) Information provided by third-party lottery operators.
(5) U.S. lottery systems customers' retail sales primarily include sales of draw games, keno and instant games validated by the relevant system.
(6) MAU = Monthly Active Users and is a count of unique visitors to our site during a month.
(7) DAU = Daily Active Users and is a count of unique visitors to our site during a day.
(8) ARPDAU = Average revenue per daily active user is derived by dividing revenue for a period by the DAU for the period by the number of days in the period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RESULTS AND RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA FOR ACTUAL AND PRO FORMA PERIODS
(Unaudited, in millions)

The table below presents actual results as well as unaudited pro forma combined results of operations of the Company for the three and six months ended June 30, 2015 and 2014, giving effect to (1) the Bally acquisition and the related financing transactions, (2) Bally's acquisition of Dragonplay on July 1, 2014 and the related purchase accounting adjustments, and (3) the issuance by Scientific Games International, Inc. of $350 million in aggregate principal amount of its 6.625% senior subordinated notes due 2021 on June 4, 2014 and the subsequent purchase and redemption of its 9.250% senior subordinated notes due 2019 (collectively, the "Transactions") as if the Transactions had occurred on January 1, 2014.   The pro forma results have been derived by the application of pro forma adjustments to the historical unaudited consolidated financial statements and/or financial information of the Company, Bally and Dragonplay. This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been had the Transactions been completed on January 1, 2014.  In addition, the pro forma information does not purport to project the future operating results of the Company.  As of the date hereof, the Company has not finalized its valuation work necessary to arrive at the required estimates of fair value of the assets acquired and liabilities assumed in the Bally acquisition and the related allocation of the purchase price is based on preliminary estimates.  Due to the fact that the unaudited pro forma combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the Bally acquisition may differ materially from the information presented herein.  The pro forma financial information does not reflect (1) any anticipated synergies or costs to achieve anticipated synergies (not reflected in the historical financial information) or (2) the impact of non-recurring items directly related to the Transactions.  The pro forma information should be read in conjunction with the historical financial statements of the Company that are included in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as the historical financial statements of Bally that are incorporated by reference in the Company's Current Report on Form 8-K/A filed with the SEC on February 3, 2015.

	Actual	Pro Forma	Actual	Pro Forma
	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Revenue:
Services	$ 337.9	$ 320.2	$ 668.3	$ 634.6
Product sales	218.1	311.7	417.5	606.1
Instant games	135.5	135.4	264.4	261.6
Total revenue	$ 691.5	$ 767.3	$ 1,350.2	$ 1,502.3

Operating expenses:
Cost of services (1)	$ 98.6	$ 95.3	$ 189.1	$ 185.0
Cost of product sales (1)	107.9	137.0	205.8	268.5
Cost of instant games (1)	68.8	72.9	135.8	142.8
Selling, general and administrative	133.9	167.6	274.7	331.6
Research and development	48.0	61.8	94.9	124.4
Stock-based compensation	7.0	11.9	12.1	20.3
Employee termination and restructuring	5.2	4.9	13.4	10.5
Depreciation and amortization	222.2	184.6	406.4	358.9
Operating income (loss)	$ (0.1)	$ 31.3	$ 18.0	$ 60.3

Other (expense) income:
Interest expense	$ (166.4)	$ (142.6)	$ (330.7)	$ (288.9)
Earnings from equity investments	3.3	0.7	6.4	6.2
Loss on early extinguishment of debt	-	(7.3)	-	(7.3)
Gain on sale of equity interest	-	-	-	14.5
Other expense, net	(4.3)	4.2	(9.9)	5.7
Total other expense, net	$ (167.4)	$ (145.0)	$ (334.2)	$ (269.8)

Net loss before income taxes	$ (167.5)	$ (113.7)	$ (316.2)	$ (209.5)
Income tax benefit	65.3	4.8	127.6	20.0
Net loss	$ (102.2)	$ (108.9)	$ (188.6)	$ (189.5)

Reconciliation of Net Loss to Attributable EBITDA

Net loss	$ (102.2)	$ (108.9)	$ (188.6)	$ (189.5)
Employee termination and restructuring	5.2	4.9	13.4	10.5
Legal contingencies and settlements	-	0.4	-	0.4
Inventory write-downs for discontinued product lines	5.9	-	5.9	-
Impact of purchase accounting and other integration-related charges	9.8	7.2	26.4	19.0
Loss on early extinguishment of debt	-	7.3	-	7.3
Depreciation and amortization	222.2	184.6	406.4	358.9
Other expense, net	6.1	1.2	14.8	7.1
Interest expense	166.4	142.6	330.7	288.9
Gain on sale of equity interest	-	-	-	(14.5)
Income tax benefit	(65.3)	(4.8)	(127.6)	(20.0)
Stock-based compensation	7.0	11.9	12.1	20.3
EBITDA from equity investments	14.2	14.2	31.0	37.0
Earnings from equity investments	(3.3)	(0.7)	(6.4)	(6.2)
Attributable EBITDA	$ 266.0	$ 259.9	$ 518.1	$ 519.2

Reconciliation to Attributable EBITDA as a % of revenue

Attributable EBITDA	$ 266.0	$ 259.9	$ 518.1	$ 519.2
Revenue	$ 691.5	$ 767.3	$ 1,350.2	$ 1,502.3
Attributable EBITDA as a % of revenue	38.5%	33.9%	38.4%	34.6%

(1) Exclusive of depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RESULTS AND RECONCILIATION OF NET LOSS TO ATTRIBUTABLE EBITDA FOR PRO FORMA PERIODS
(Unaudited, in millions)

The table below presents unaudited pro forma results of operations of the Company for the three months ended March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014 and twelve months ended December 31, 2014 giving effect to (1) the Bally acquisition and the related financing transactions, (2) Bally's acquisition of Dragonplay on July 1, 2014 and the related purchase accounting adjustments, and (3) the issuance by Scientific Games International, Inc. of $350 million in aggregate principal amount of its 6.625% senior subordinated notes due 2021 on June 4, 2014 and the subsequent purchase and redemption of its 9.250% senior subordinated notes due 2019 (collectively, the "Transactions") as if the Transactions had occurred on January 1, 2014.   The pro forma results have been derived by the application of pro forma adjustments to the historical audited and/or unaudited consolidated financial statements and/or financial information of the Company, Bally and Dragonplay. This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been had the Transactions been completed on January 1, 2014.  In addition, the pro forma information does not purport to project the future operating results of the Company.  As of the date hereof, the Company has not finalized its valuation work necessary to arrive at the required estimates of fair value of the assets acquired and liabilities assumed in the Bally acquisition and the related allocation of the purchase price is based on preliminary estimates.  Due to the fact that the unaudited pro forma financial information has been prepared based on preliminary estimates, the final amounts recorded for the Bally acquisition may differ materially from the information presented herein.  The pro forma financial information does not reflect (1) any anticipated synergies or costs to achieve anticipated synergies (not reflected in the historical financial information) or (2) the impact of non-recurring items directly related to the Transactions.  The pro forma information should be read in conjunction with the historical financial statements of the Company that are included in the Company's Quarterly Reports on Form 10-Q filed with the SEC, as well as the historical financial statements of Bally filed with the SEC.

	Pro Forma	Pro Forma	Pro Forma	Pro Forma	Pro Forma
	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014

Revenue:
Services	$ 314.4	$ 320.2	$ 317.3	$ 310.4	$ 1,262.3
Product sales	294.4	311.7	288.1	256.4	1,150.6
Instant games	126.2	135.4	130.8	140.6	533.0
Total revenue	$ 735.0	$ 767.3	$ 736.2	$ 707.4	$ 2,945.9

Operating expenses:
Cost of services (1)	$ 89.7	$ 95.3	$ 87.3	$ 98.5	$ 370.8
Cost of product sales (1)	131.5	137.0	129.6	131.8	529.9
Cost of instant games (1)	69.9	72.9	69.7	78.9	291.4
Selling, general and administrative	164.0	167.6	166.7	193.0	691.3
Research and development	62.6	61.8	60.7	58.5	243.6
Stock-based compensation	8.4	11.9	8.6	7.9	36.8
Employee termination and restructuring	5.6	4.9	2.7	17.5	30.7
Depreciation and amortization	174.3	184.6	191.1	220.0	770.0
Operating income (loss)	$ 29.0	$ 31.3	$ 19.8	$ (98.7)	$ (18.6)

Other (expense) income:
Interest expense	$ (146.3)	$ (142.6)	$ (141.5)	$ (231.6)	$ (662.0)
Gain (loss) from equity investments	5.5	0.7	(14.0)	0.2	(7.6)
Loss on early extinguishment of debt	-	(7.3)	-	-	(7.3)
Gain on sale of equity interest	14.5	-	-	-	14.5
Other (expense) income, net	1.5	4.2	4.0	(4.7)	5.0
Total other expense, net	$ (124.8)	$ (145.0)	$ (151.5)	$ (236.1)	$ (657.4)

Net loss before income taxes	$ (95.8)	$ (113.7)	$ (131.7)	$ (334.8)	$ (676.0)
Income tax benefit	15.2	4.8	21.0	205.3	246.3
Net loss	$ (80.6)	$ (108.9)	$ (110.7)	$ (129.5)	$ (429.7)

Reconciliation of Net Loss to Attributable EBITDA

Net loss	$ (80.6)	$ (108.9)	$ (110.7)	$ (129.5)	$ (429.7)
Employee termination and restructuring	5.6	4.9	2.7	17.5	30.7
Impact of purchase accounting and other integration-related charges	11.8	7.2	9.6	-	28.6
Legal contingencies and settlements	-	0.4	-	24.4	24.8
Inventory write-downs for discontinued product lines	-	-	-	17.8	17.8
Impairment of intangible assets with indefinite useful lives	-	-	-	6.0	6.0
Loss on early extinguishment of debt	-	7.3	-	-	7.3
Depreciation and amortization	174.3	184.6	191.1	220.0	770.0
Gain on sale of equity interest	(14.5)	-	-	-	(14.5)
Other expense, net	5.9	1.2	1.5	8.2	16.8
Interest expense
Bally debt fees	-	-	-	64.7	64.7
Other	146.3	142.6	141.5	166.9	597.3
Income tax expense (benefit)	(15.2)	(4.8)	(21.0)	(205.3)	(246.3)
Stock-based compensation	8.4	11.9	8.6	7.9	36.8
EBITDA from equity investments	22.8	14.2	19.4	14.4	70.8
Earnings from equity investments	(5.5)	(0.7)	14.0	(0.2)	7.6
Attributable EBITDA	$ 259.3	$ 259.9	$ 256.7	$ 212.8	$ 988.7

Reconciliation to Pro Forma Attributable EBITDA as a % of revenue

Pro Forma Attributable EBITDA	$ 259.3	$ 259.9	$ 256.7	$ 212.8	$ 988.7
Pro Forma Revenue	$ 735.0	$ 767.3	$ 736.2	$ 707.4	$ 2,945.9
Pro Forma Attributable EBITDA as a % of revenue	35.3%	33.9%	34.9%	30.1%	33.6%

(1) Exclusive of depreciation and amortization.